Pacific Life & Annuity Company
[700 Newport Center Drive
Newport Beach, CA 92660
(800) 748-6907]
READ YOUR CONTRACT CAREFULLY
This is a legal contract between you (the “Owner”) and Pacific Life & Annuity Company, a stock company (hereinafter referred to as “we”, “us”, “our” and the “Company”).
We agree to pay the benefits provided under this Contract, subject to its provisions.
We have issued this Contract in consideration of the application and payment of the Initial Purchase Payment.
BENEFITS AND VALUES PROVIDED UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THESE AMOUNTS MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT. THE DETAILS OF THE VARIABLE PROVISIONS ARE FOUND IN THE “VARIABLE INVESTMENT OPTIONS” WHICH BEGIN ON PAGE 10.
Right to Cancel – You may return this Contract within ten (10) days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you (the “date of surrender”). No withdrawal charge will be imposed and we will refund the Contract Value as of the date of surrender, including any fees or charges for premium taxes and/or other taxes that were deducted from Purchase Payments and/or the Contract Value.
Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.
PACIFIC LIFE & ANNUITY COMPANY

[ Chairman and Chief Executive Officer	Secretary ]
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Annuities Payable in Fixed and/or Variable Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating
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CONTRACT SPECIFICATIONS
Contract Data

Contract Number:	[VA99999999]

Contract Date:	[01-01-2011]

Contract Type:	[Non-Qualified]

Initial Purchase Payment:	[$100,000]

Owner(s):	[John Doe] [Jane Doe]

Owner’s Age:	[35] [35]

Annuitant(s):	[John Doe] [Jane Doe]

Annuitant’s Age:	[35] [35]

Annuitant’s Sex:	[Male] [Female]

Annuity Date:	[01-01-2055]

Minimum Purchase Payment Amount for Non-Qualified Contracts:	[$10,000]

Minimum Additional Purchase Amount for Non-Qualified Contracts:	[$250]

Minimum Purchase Payment Amount for Qualified Contracts:	[$2,000]

Minimum Additional Purchase Amount for Qualified Contracts:	[$50]

Maximum Purchase Payment Amount Without Home Office Approval:	[$1,000,000]

Minimum Contract Value to Avoid Contract Termination:	[$1,000]

Maximum Owner(s) and/or Annuitant(s) Age:	[90]

Minimum Annuitization Amount:	[$2,000.]

Minimum Annuity Payment:	[$20]

Minimum Withdrawal Amounts:	• [$500] for each unscheduled Withdrawal • [$250] for each systematic Withdrawal • [$100] for each systematic Withdrawal paid by electronic funds transfer (EFT)
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3A

CONTRACT SPECIFICATIONS (continued)
Fees & Charges

Mortality & Expense Risk Charge:	1.35%
Administrative Fee:	0.25%
Annual Fee:	[$50.00*]

*	Waived if the Net Contract Value is equal to or greater than [$50,000] on the day the fee is assessed.
[Optional Riders

	Current Annual	Maximum Annual
Name	Charge %	Charge %
[Stepped-Up Death Benefit Rider	0.20%]	0.20%
[Guaranteed Withdrawal Benefit VII Rider – Single Life	0.40%]	1.00%
[Guaranteed Withdrawal Benefit VII Rider – Joint Life	0.60%]	1.50%
[Guaranteed Withdrawal Benefit V Rider – Single Life	0.80%]	2.00%
[Guaranteed Withdrawal Benefit V Rider – Joint Life	1.00%]	2.50%
[Income Access Rider	1.10%]	2.75%
[Guaranteed Protection Advantage 3 Rider	1.30%]	2.25%
For a complete description of the charges, fees and deductions shown above and other applicable fees and charges, refer to the Charges, Fees and Deductions section of the Contract or the Annual Charge provision of the Optional Rider(s) shown above, if applicable.]
[DCA Plus Fixed Option Guarantee Terms and Rates
[6 Mos. 4.00%*]
[12 Mos. 3.00%*]

*	Minimum Guaranteed Interest Rate is [1.00%] per year.]
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3B

CONTRACT SPECIFICATIONS (continued)
Investment Options

[Floating Rate Loan	International Value
Bond Debenture Portfolio VC	International Large-Cap
Cash Management	Mutual Global Discovery Securities Fund
High Yield Bond	Emerging Markets
Inflation Managed	Global Absolute Return
Managed Bond	CommodityRealReturn Strategy
Short Duration Bond	Currency Strategies
Diversified Bond	VIP Global Hard Assets Fund
Inflation Protected	Precious Metals
Emerging Markets Debt Portfolio	Technology
Templeton Global Bond Securities Fund	Health Sciences
Small-Cap Growth	Utilities Series
VIP Mid Cap Value	Real Estate
American Funds® Growth	Pacific Dynamix – Conservative Growth
American Funds® Growth-Income	Pacific Dynamix – Moderate Growth
Equity Index	Pacific Dynamix – Growth
Mid-Cap Value	Portfolio Optimization Conservative
Small-Cap Index	Portfolio Optimization Moderate-Conservative
Large-Cap Value	Portfolio Optimization Moderate
VIP Contrafund® Portfolio	Portfolio Optimization Growth
Rising Dividends Securities Fund	Portfolio Optimization Aggressive Growth
Small-Cap Equity	AllianceBernstein VPS Balanced Wealth Strategy
Comstock	American Funds® Asset Allocation
Focused 30	BlackRock Global Allocation V.I. Fund
Growth LT	Fidelity VIP Funds Manager® 60%
Long/Short Large-Cap	First Trust/Dow Jones Dividend & Income Allocation Portfolio
Mid-Cap Equity	Franklin Templeton VIP Founding Funds
Mid-Cap Growth	GE Investments Total Return Fund
Small-Cap Value	Invesco V.I. Balanced-Risk Allocation
Main Street® Core	Aspen Balanced Portfolio
Dividend Growth	MFS Total Return Series
Large-Cap Growth	PIMCO Global Multi-Asset Portfolio ]
International Small-Cap
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3C

CONTRACT SPECIFICATIONS (continued)
Service Center

Send Forms and written requests to:	Send Payments to:
Pacific Life & Annuity Company	Pacific Life & Annuity Company
[P.O. Box 2829	[P.O. Box 2736
Omaha, Nebraska 68103-2829]	Omaha, Nebraska 68103-2736]
Hours: [Between 6:00 am and 5:00 pm, Pacific Standard Time.]
Toll-Free Telephone Number for Contract Owners: [1-800-722-4448]
Toll-Free Telephone Number for Registered Representatives: [1-800-722-2333]
Please use our toll-free telephone number for questions about your annuity contract and optional benefit riders, or you may call your state insurance department.
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3D

DEFINITION OF TERMS
Account Value – The amount of the Contract Value allocated to any one of the Investment Options.
Add–In Amount – The amount added by us, if applicable, to the Contract Value on the Notice Date to set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit.
Age – The Owner’s or Annuitant’s age, as applicable, at his or her last birthday.
Annuitant – The person you name on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine death benefits, in the case of a Non-Natural Owner, and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, “Annuitant” means the sole surviving Annuitant, unless otherwise stated. Any named Annuitant, Joint Annuitant, or Contingent Annuitant must not be older than the Maximum Owner(s) and/or Annuitant(s) Age as shown in the Contract Specifications as of the Contract Date. If the Contract is a Non-Qualified Contract, you cannot change the Annuitant. You may add a Joint Annuitant only on the Annuity Date. If the sole surviving Annuitant predeceases the Owner, the youngest Owner becomes the default Annuitant.
Annuity Date (“Annuity Start Date”) – The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.
Annuity Options – Income options available for a series of payments after the Annuity Date.
Beneficiary – The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of this Contract.
Business Day – Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.
Calendar Year – A one-year period beginning January 1 and ending December 31.
Code – The Internal Revenue Code of 1986, as amended.
Contingent Annuitant – The person, if any, you select to become the Annuitant if the Annuitant dies before the Annuity Date. You may add or change the Contingent Annuitant prior to the Annuity Date provided the Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must not be older than the Maximum Owner(s) and/or Annuitant(s) Age as shown in the Contract Specifications as of the Contract Date. If you add or change a Contingent Annuitant after the Contract is issued, any newly-named or added Contingent Annuitant must not be older than the Maximum Owner(s) and/or Annuitant(s) Age as shown in the Contract Specifications at the time of such change or addition. If the Contract is owned by a Non-Natural Owner, you may not designate a Contingent Annuitant.
Contingent Beneficiary – The person, if any, you select to become the Beneficiary if the Beneficiary dies.
Contract Anniversary – The same date, in each subsequent year, as the Contract Date.
Contract Date – The date we issued this Contract, as shown in the Contract Specifications. Contract Years, Contract Anniversaries, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from the Contract Date.
Contract Debt – As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.
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Contract Value – As of the end of any Business Day, the Contract Value is equal to the sum of the Variable Account Value plus any Loan Account Value.
General Account – The General Account consists of our assets, other than those assets allocated to Separate Account A or to any of our other separate accounts.
Investment Option – A Variable Account offered under the Contract.
Loan Account – The account in which the amount equal to the principal amount of a loan and any interest accrued is held to secure any Contract Debt.
Loan Account Value – The amount, including any interest accrued, held in the Loan Account to secure any Contract Debt.
Net Contract Value – The Contract Value less any Contract Debt.
Non-Natural Owner – A corporation or other entity that is not a (natural) person.
Non-Qualified Contract – A Contract other than a Qualified Contract.
Notice Date – The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.
Owner – The person(s) who has (have) all rights under this Contract. Except in the case of a Non-Natural Owner, the Owner’s life will be used to determine death benefits. If the Contract names two Owners, Owner means both Owners (“Joint Owners”). Any named Owner must not be older than the Maximum Owner(s) and/or Annuitant(s) Age as shown in the Contract Specifications as of the Contract Date. If the Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint Owners, must not be older than the Maximum Owner(s) and/or Annuitant(s) Age as shown in the Contract Specifications at the time of such change or addition.
Primary Annuitant – The individual that is named in the Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the annuity payments or payout under the Contract.
Purchase Payment – An amount paid to us, by or on behalf of an Owner, as consideration for the benefits provided under this Contract.
Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity (“IRA”) or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.
Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.
Quarterly Contract Anniversary – Every three month anniversary of the Contract Date.
SEC – Securities and Exchange Commission.
Separate Account or Separate Account A – The Company’s Separate Account, registered as a unit investment trust under the Investment Company Act of 1940, as amended (“1940 Act”).
Service Center – Our mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.
Subaccount – An investment division of the Separate Account. Each Subaccount, (a “Variable Investment Option” or “Variable Account”) invests its assets in a separate series or class of shares of a designated investment company.
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Subaccount Annuity Unit (“Annuity Units”) – Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of the Annuity Units in each Subaccount.
Subaccount Unit – Subaccount Units are used to measure the Variable Account Value in that Subaccount.
Unit Value – The value of a Subaccount Unit (“Subaccount Unit Value”) or Subaccount Annuity Unit (“Subaccount Annuity Unit Value”). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the mortality and expense risk charge and administrative fee. Changes in Subaccount Annuity Unit Values also reflect an additional adjustment factor that corrects for an assumed investment return. The Unit Value of a Subaccount Unit and of a Subaccount Annuity Unit are determined each Business Day.
Variable Account (“Variable Investment Option”) – A Subaccount of the Separate Account or any separate account of ours which is available under the Contract in which the assets of the Company are segregated from the assets in our General Account and from the assets in our other separate accounts.
Variable Account Value (“Subaccount Value”) – The aggregate amount of the Contract Value allocated to the Variable Accounts.
You and Your – The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your mean both Joint Owners.
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GENERAL PROVISIONS
Report to Owner(s) – At least once per year prior to the Annuity Date, we will provide you with a report that will show the beginning and ending dates of the current report period, the Contract Value at the beginning and end of the report period, the transactions (i.e., Purchase Payments received, transfers, withdrawals, loan repayments if applicable, additional amounts credited and/or charges and/or fees incurred since the last report), the full withdrawal value and the amount of any outstanding loans at the end of the report period, and any other information that may be required. The report shall provide current information as of a date not more than four months prior to the date of mailing. After the Annuity Date, we will provide you with any information that may be required. Additional status reports are available upon request at no charge.
Payments, Instructions and Requests – Unless this Contract provides otherwise, all Purchase Payments, loan repayments (if applicable), instructions and requests must be received in a form satisfactory to us at our Service Center. Any subsequent Purchase Payments, loan repayments (if applicable) and requests for loans (if applicable), transfers or withdrawals received by us on any Business Day usually will be processed the same Business Day, unless the transaction or event is scheduled to occur on another day.
Generally, all other instructions and requests normally will be effective as of the end of the Business Day following the day such instructions and requests are received, in a form satisfactory to us, unless the transaction or event is scheduled to occur on another day. We may reasonably require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine.
Entire Contract – This Contract, the attached application, any subsequent applications to change this contract, and any attached riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made by or by the authority of the applicant in the application are representations and not warranties.
Contract Modifications – Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of the Company. This Contract is intended to qualify as an annuity contract for federal income tax purposes. In addition, if this Contract is a Qualified Contract, this Contract is intended to qualify as part of a Qualified Plan. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. Subject to any required regulatory approval, we reserve the right to amend this Contract without the Owner’s consent to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements.
Basis of Values – A detailed statement showing how values are determined has been filed with the New York State Department of Financial Services. All values are at least equal to those required by the laws of the state of New York.
Minimum Benefits – The paid-up annuity benefits, cash surrender benefits, and death benefits provided under the contract are not less than those required by the state of New York. Such benefits may be altered by additional amounts credited, increases and/or decreases in the investment performance of the Variable Investment Options, or withdrawals as described in the applicable sections of this Contract.
Claims of Creditors – The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.
Removal of Beneficiary or Contingent Annuitant – You may remove a Beneficiary or Contingent Annuitant from this Contract by providing written instructions satisfactory to us to our Service Center.
Ownership – This Contract belongs to the Owner. The Owner is entitled to exercise all rights available under this Contract. If this Contract names two Owners, both Owners must join in any request to exercise
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these rights. The Owner may exercise these rights without the consent of the Beneficiary or any other person, except as otherwise required by law. If your Contract is Non-Qualified, you may change Contract ownership at any time prior to your Annuity Date. This may result in a change to your death benefit or other benefits under the Contract. Any change in Owner will be effective on the date such change is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by us prior to our receipt of the notice.
Assignment – If your contract is a Non-Qualified Contract, you may assign all rights and benefits under this Contract. The assignment must be in writing in a form satisfactory to us and received at our Service Center. Unless otherwise specified by the Owner, the assignment is effective on the date the notice of assignment is signed, subject to any payments made or actions taken by us prior to our receipt of the notice. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. This may result in a change to your death benefit or other benefits under the Contract. You should consult with your tax adviser to determine the tax consequences of an assignment before taking any action.
Delay of Payments – Generally, we will pay any amounts due from the Contract within seven (7) days after our receipt of the request, in a form satisfactory to us. Payments or transfers to or from a Variable Account may be delayed after our receipt of the request under certain circumstances. These include:
•	a closing of the New York Stock Exchange other than on a regular holiday or weekend;

•	a trading restriction by the SEC; or

•	an emergency declared by the SEC.
We may delay payments or transfers from our General Account for up to six (6) months after the requested effective date of the transaction. If payment is delayed, we will credit the delayed amount with any interest at the current interest rate payable on the interest only settlement option.
If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.
Incontestability – After this Contract has been issued, we will not contest the validity of this Contract other than for statements relating to age, sex or identity.
Misstatement of Age and/or Sex – We may require proof of the Annuitant’s or Owner’s Age and/or sex before any payments associated with the death benefit proceeds are made. If the Age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit proceeds on the Annuitant’s or Owner’s correct Age and/or sex.
We may require proof of the Annuitant’s Age and/or sex before starting annuity payments. If the Age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable, based upon the Annuitant’s correct Age and/or sex, if applicable. If we make the correction after annuity payments have started and we have made overpayments, we will deduct the amount of the overpayment, with interest at 1.50% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 1.50% per year, of the underpayments to the next payment we make after we receive proof of the correct Age and/or sex.
Proof of Life or Death – Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.
Withholding Taxes – We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable federal or state law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.
Non-Participating – This Contract is classified as a non-participating contract. It does not participate in our profits or surplus, and therefore no dividends are payable.
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PURCHASE PAYMENTS
Initial Purchase Payment – This Contract will not be in force until we receive at our Service Center the initial Purchase Payment and completed application in satisfactory form. The initial Purchase Payment is shown in the Contract Specifications.
Additional Purchase Payments – You may make additional Purchase Payments at any time before the Annuity Date, while the Owner or Annuitant is living and this Contract is in force. The minimum additional Purchase Payment amounts are shown in the Contract Specifications. We may limit the amount of any single Purchase Payment if it does not comply with state or federal law. A single Purchase Payment or the aggregate of all Purchase Payments may not exceed the Maximum Purchase Payment Amount Without Home Office Approval as shown in the Contract Specifications.
Purchase Payments are payable in U.S. dollars at our Service Center. Checks should be made payable to Pacific Life & Annuity Company. If you make Purchase Payments by check other than a cashier’s check, withdrawal payments and any refund under the Right to Cancel provision may be delayed until your check has cleared.
Purchase Payment Allocation – Prior to the Annuity Date, you may allocate all or part of your Purchase Payments to one or more of the Investment Options available under this Contract. The Investment Options available on the Contract Date are shown in the Contract Specifications.
You may change the Purchase Payment allocation by providing us with instructions in a form satisfactory to us. We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment if your instructions are not clear and we cannot determine your allocation instructions.
Allocations During the Right to Cancel Period – We will allocate the initial Purchase Payment in accordance with your most recent allocation instructions.
Minimum Investment Option Value – We reserve the right, with advance written notice, to require that, as a result of any allocation to an Investment Option, any transfer, or any withdrawal, the remaining Account Value in any Investment Option must be at least $500.
We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a pro rata basis relative to your most recent allocation instructions for those Investment Options.
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VARIABLE INVESTMENT OPTIONS
Variable Investment Options – The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.
Separate Account – We established the Separate Account under the laws of the state of Arizona. The Separate Account is maintained under the laws of our state of domicile. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. We will maintain in each Separate Account assets with a value at least equal to the amounts accumulated in accordance with the applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Accounts to another separate account or to our General Account. We will not transfer any investment, or asset held for investment, between Separate Accounts or between Separate and other accounts unless approved by the New York State Department of Financial Services. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.
We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:
•	cease offering any Subaccount;

•	add or change designated investment companies or their portfolios, or other investment vehicles;

•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;

•	permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners’ requests;

•	add, remove or combine Variable Accounts;

•	combine the assets of any Variable Account with any of our other Separate Accounts or of any of our affiliates;

•	register or deregister Separate Account A or any Variable Account under the 1940 Act;

•	operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;

•	run any Variable Account under the direction of a committee, board, or other group;

•	restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;

•	make any changes required by the 1940 Act or other federal securities laws;

•	make any changes necessary to maintain the status of the Contracts as annuities under the Code;

•	make other changes required under federal or state law relating to annuities;

•	suspend or discontinue sale of the Contracts; and

•	comply with applicable law.
If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.
We will not change the investment policy of the Separate Account without following the filing and other procedures of the insurance supervisory official of our state of domicile and the state of New York. Unless required by law or regulation, an investment policy may not be changed without our consent.
From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing procedures established by the New York State Department of Financial Services.
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CONTRACT VALUES
Contract Value – The Contract Value on any Business Day is the sum of:
•	the Variable Account Value; plus

•	the Loan Account Value.
We generally determine values on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.
Variable Account Value – The Variable Account Value on any Business Day is the sum of the Subaccount Values on that day.
Subaccount Value – Each Subaccount Value on any Business Day is equal to the number of Subaccount Units in that Subaccount multiplied by the Unit Value of the Subaccount on that day.
We credit the Subaccount with Subaccount Units as a result of any:
•	Purchase Payments received by us, reduced by any applicable premium taxes and/or other taxes, and allocated to that Subaccount;

•	transfers to that Subaccount, including transfers from the Loan Account; and

•	additional amounts allocated to that Subaccount.
We debit the Subaccount with Subaccount Units as a result of any:
•	transfers from that Subaccount, including transfers to the Loan Account;

•	withdrawals;

•	amounts applied to provide for annuity payments;

•	Annual Fees;

•	annual charges for expenses relating to optional benefit riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.
The number of Subaccount Units we credit to, or debit from, a Subaccount in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount’s Unit Value at the end of the valuation period that includes that day. The number of Subaccount Units in a Subaccount will change only if we credit or debit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.
Subaccount Unit Value – The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z), where:
(Y)	is the Unit Value for that Subaccount as of the end of the prior Business Day; and

(Z)	is the Net Investment Factor for that Subaccount for the period (a “valuation period”) between the prior Business Day and that Business Day.
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Net Investment Factor – Each Subaccount’s Net Investment Factor for any valuation period is equal to (A / B) – C, where:
(A)	equals:
(a)	the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period; plus

(b)	the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount; plus or minus

(c)	any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;
(B)	is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

(C)	is a factor that we assess against the Subaccount’s net assets for each calendar day in the valuation period for the Mortality and Expense Risk Charge plus the Administrative Fee.
Loan Account Value – For Qualified Contracts that permit loans, the Loan Account Value as of the end of any Business Day is the Loan Account Value on the prior Business Day, increased by any:
•	interest; plus

•	Contract Value loaned on that day;
and decreased by any:
•	loan principal repaid; plus

•	earned interest transferred from the Loan Account on that day.
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CHARGES, FEES AND DEDUCTIONS
Administrative Fee – We charge an administrative fee against the assets held in the Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.
Mortality and Expense Risk Charge (“Risk Charge”) – We impose a Risk Charge against the assets held in the Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.
Annual Fee – We charge an annual fee against the Contract Value on each Contract Anniversary prior to the Annuity Date, and at the time you withdraw the entire Net Contract Value. The annual fee is shown in the Contract Specifications. This fee is guaranteed not to increase. The annual fee is waived if, on any Contract Anniversary prior to the Annuity Date, or at the time you make a full withdrawal, the Net Contract Value is equal to or greater than the amount shown in the Contract Specifications.
We will not impose the annual fee on amounts applied to provide an annuity or on payment of the death benefit proceeds.
Premium Taxes – From the Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge upon annuitization. However, we may impose this charge on any withdrawal, at the time any death benefit is paid, when the taxes are incurred or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase Payments we receive under the Contract; or any other amount that, in our sole discretion, we deem appropriately reimburses us for premium taxes paid on this Contract.
Other Taxes – We reserve the right to charge the Separate Account and/or deduct from the Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.
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TRANSFER PROVISIONS
Transfers – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, transfer all or part of the Contract Value, less any Loan Account Value, in any Investment Option among other Investment Options, while the Annuitant is living and the Contract is in force.
Your transfer request must specify:
(a)	the Investment Option (the “source account”) from which the transfer is to be made. You may choose one or more Investment Options as your source account(s). Your source account may not also be a target account;

(b)	the amount of the transfer. The amount of the transfer may be specified as a dollar amount or a percentage of the source Account Value. If you select more than one source account, the amount of the transfer from each source account must be at least the lesser of either $250 or the full source Account Value; and

(c)	the Investment Option (the “target account”) to receive the transferred amount. You may choose one or more Investment Options as your target account(s). If you select more than one target account, your request must specify how the transferred amounts are to be allocated among the target accounts. Your source account may not also be a target account.
Transfers among Investment Options will normally be effective as of the end of the Business Day the transfer request, in a form satisfactory to us, is received at our Service Center.
Transfer Limitations and Restrictions – The following limitations and restrictions apply to transfers among Investment Options:
(a)	Transfers are allowed thirty (30) days after the Contract Date.

(b)	Transfers are limited to twenty-five (25) transfers during each Calendar Year and only two (2) per month, into or out, that affect any international Investment Options. Additionally, transfers into or out of certain other Investment Options are limited to two (2) per month. For the purpose of applying this limitation, transfers that occur on the same day are considered one transfer and transfers that occur as a result of any systematic transfer option are excluded from the maximum twenty-five (25) transfers per Calendar Year limitation.

(c)	Transfers to or from an Investment Option cannot be made until the eighth (8th) calendar day (provided that day is a Business Day) from the last day of the most recent transfer to or from that Investment Option. The day of the most recent transfer is considered as the first (1st) calendar day for purposes of meeting this requirement. Transfers that occur as a result of any systematic transfer option are excluded from this requirement.

(d)	If a transfer reduces the remaining Account Value in any Investment Option immediately after such transfer to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.
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(e)	We further reserve the right to restrict, without prior notice and on a non-discriminatory basis, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions on behalf of multiple Contract Owners. Such restrictions include:
(i)	not accepting transfer instructions from an individual or entity acting on behalf of more than one Contract Owner; and

(ii)	not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one Contract Owner at a time.
(f)	We further reserve the right to modify the limits described in subparagraphs (a) through (e) above or to impose, with 30 days advance written notice, other limitations and restrictions on transfers or exchanges that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Contract Owners or to comply with any applicable federal laws, or any other applicable rules and regulations.
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WITHDRAWAL PROVISIONS
Withdrawals – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, withdraw all or a portion of the amount available under this Contract, while the Owner, or Annuitant in the case of a Non-Natural Owner, is living and the Contract is in force. However, no withdrawals are allowed within thirty (30) days of the Contract Date.
You may specify that the withdrawal be taken from a specific Investment Option(s) or pro rata from all Investment Options. If your request does not specify the Investment Option(s) from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the Account Value in each option.
Withdrawals will normally be effective as of the end of the Business Day the withdrawal request, in a form satisfactory to us, is received at our Service Center.
Minimum Withdrawal Amount – The minimum amounts that may be withdrawn from your Contract are shown in the Contract Specifications. If the withdrawal reduces the Account Value in any Investment Option to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.
If the withdrawal reduces the Net Contract Value to an amount less than or equal to the Minimum Contract Value to Avoid Contract Termination as shown in the Contract Specifications, we may terminate this Contract and pay you the withdrawal proceeds (see Full Withdrawal provision). We will not terminate the Contract if you own an optional Guaranteed Minimum Withdrawal Benefit (GMWB) rider and a withdrawal reduces the Contract Value to an amount less than or equal to the Minimum Contract Value to Avoid Contract Termination as shown in the Contract Specifications. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.
Amount Available for Withdrawal – The amount available for withdrawal is the Net Contract Value as of the end of the Business Day on which the withdrawal request is effective, less any:
•	charges for expenses relating to optional riders attached to the Contract;

•	charges for Annual Fees; and

•	charges for premium taxes and/or other taxes.
The amount we send you (the “withdrawal proceeds”) will also reflect any required or requested federal and/or state income tax withholding.
Full Withdrawal – You may, on or before the Annuity Date, make a full withdrawal under this Contract for its withdrawal proceeds, while the Owner or Annuitant in the case of a Non-Natural Owner, is living and the Contract is in force. We may require the return of this Contract or a signed Lost Contract Affidavit with your request. A full withdrawal will terminate the Contract. Your request for a full withdrawal will normally be effective as of the end of the Business Day such request, in a form satisfactory to us, is received at our Service Center. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.
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DEATH BENEFIT TERMS AND PROVISIONS
DEFINITION OF TERMS
Total Adjusted Purchase Payments - The sum of all Purchase Payments made to the Contract, reduced by a Pro Rata Reduction for each prior withdrawal. This amount may be adjusted if there is a change of Owner.
Pro Rata Reduction – The reduction percentage that is calculated at the time of a withdrawal by dividing the amount of each withdrawal by the Contract Value immediately prior to the withdrawal.
PROVISIONS
Death Benefit – A death benefit will be payable if any Owner dies, or any Annuitant dies in the case of a Non-Natural Owner, before the Annuity Date and while this Contract is in force.
The proceeds of any death benefit will be payable upon receipt of, in a form satisfactory to us, proof of death and instructions regarding payment of the death benefit proceeds (the “Notice Date”). Such proceeds will equal the Death Benefit Amount reduced by any:
•	Contract Debt;

•	charges for premium taxes and/or other taxes, if proceeds are used to purchase an Annuity Option from us.
These proceeds may be payable in a lump sum, as periodic payments under an Annuity Option available under this Contract, towards the purchase of any other Annuity Option we then offer, or in accordance with the Code (see Death of Owner Distribution Rules provision).
If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions, in proper form, from any Beneficiary. Any Death Benefit Amount still remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Options.
Standard Death Benefit Amount – The Standard Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:
(a)	the Contract Value as of that day; or

(b)	Total Adjusted Purchase Payments.
Change of Owner — If there is a change of Owner:
(i)	to someone other than the Owner’s spouse; or

(ii)	to a Trust or Non-Natural Entity where the Owner and Annuitant are not the same person prior to the change; or

(iii)	if an Owner is added that is not a spouse of the Owner,
the Total Adjusted Purchase Payments on the effective date of the change of Owner (the “Change Date”) will be reset to equal the lesser of:
(a)	the Contract Value as of the Change Date; or

(b)	Total Adjusted Purchase Payments as of the Change Date.
Additionally, after the Change Date the Total Adjusted Purchase Payments:
•	will be increased by any Purchase Payments made after the Change Date; and
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•	will be reduced by any Pro Rata Reduction for withdrawals made after the Change Date.
Death of Owner – If any Owner dies before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date.
If any Owner dies before the Annuity Date, we will pay the death benefit proceeds to the first among the following who is (1) living; or (2) an entity entitled to receive the death benefit proceeds:
(a)	the Joint Owner;

(b)	the Beneficiary; or

(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to your estate.
If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 or 403 of the Code, either Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules.
Death of Annuitant – If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant or Contingent Annuitant, the youngest Owner becomes the Annuitant, provided that the Owner is a Natural Owner. No death benefit will be paid, except as otherwise provided under the Death Benefit provision.
Death of Owner Distribution Rules – The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners die.
If any Owner dies before the Annuity Date, the designated recipient of the death benefit proceeds may elect to receive the death benefit proceeds:
•	in a lump sum payment;

•	within five (5) years following the Owner’s death; or

•	in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments that start within one (1) year after the Owner’s death.
Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time frames as we may prescribe from time to time, but in no event more than one year, or the lump sum payment option will be deemed elected. We will consider that deemed election as our receipt of instructions regarding payment of the death benefit proceeds.
The Owner may designate that the Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by the Owner in writing in a form acceptable to us. Upon death of the Owner, the Beneficiary cannot revoke or modify any designation made by the Owner on how the death benefit proceeds are to be paid.
If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint Owner, and has an unrestricted right to receive the death benefit proceeds in a lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time frames as we may prescribe from time to time, but in no event more than one year.
On the Notice Date, if the surviving spouse is deemed to have continued the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-In Amount on the Notice Date. The Add-In Amount will be allocated among Investment Options in accordance with the
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current allocation instructions for the Contract and will be considered earnings. There will not be an adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds as of the Notice Date.
If any Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner’s death. All of the Owner’s rights granted by the Contract will be assumed by the first among the following who is (1) living; or (2) an entity entitled to assume the Owner’s rights granted by the contract:
(a)	the Joint Owner;

(b)	the Beneficiary; or

(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to assume the Owner’s rights granted by the Contract), all of the Owner’s rights granted by the Contract will be assumed by the Owner’s estate.
In any event, the death benefit proceeds will be paid in accordance with Section 72(s) of the Code.
These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 403, 408 or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified assignment).
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BENEFICIARY PROVISIONS
Designation of Beneficiary – The Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, if any Owner, or Annuitant in the case of a Non-Natural Owner dies. The Owner can name more than one Beneficiary. Multiple Beneficiaries will share the death benefit proceeds (or any remaining annuity payments) equally, unless otherwise specified. If any Beneficiary predeceases the Owner, or Annuitant in the case of a Non-Natural Owner, that Beneficiary’s interest will go to any other Beneficiaries named, according to their respective interests, unless otherwise specified. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds.
If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee’s right to receive any death benefit proceeds, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Contingent Beneficiary, if living; if not to the Owner’s estate.
Adding or Changing Your Beneficiary – You may add, change, or remove any Beneficiary, subject to the terms of any assignment, at any time prior to the death of any Owner, or Annuitant in the case of a Non-Natural Owner, by providing us with a request in a form satisfactory to us. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will take effect on the date the notice of change is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of the notice.
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ANNUITY PROVISIONS
Choice of Annuity Date – Unless otherwise changed as provided below, the Annuity Date is shown in the Contract Specifications. We assigned the Annuity Date based on the Contract type chosen and the Annuitant’s Age shown in the application for this Contract. If there are Joint Annuitants, the Annuity Date was based on the younger Annuitant’s birthday.
The Annuity Date may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date or new Annuity Date, whichever is earlier, subject to any applicable federal law or the Code.
The new Annuity Date may not be earlier than the first Contract Anniversary and must occur on or before the day the Annuitant reaches his or her 95th birthday, or earlier, as required by any applicable federal law or the Code. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant’s birthday. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect an Annuity Date.
Default Annuity Option – If you have a Non-Qualified Contract and you do not choose an Annuity Date when you submit your application, your Annuity Date will be your Annuitant’s 95th birthday or your younger Joint Annuitant’s 95th birthday, whichever applies. If you have a Qualified Contract and you do not choose an Annuity Date when you submit your application, your Annuity Date will be your Annuitant’s 95th birthday. However, some states’ laws or federal laws may require a different Annuity Date. Certain Qualified Contracts may require distributions to occur at an earlier age.
If you have not specified an Annuity Option or do not instruct us otherwise, at your Annuity Date your Net Contract Value, less charges for premium taxes and/or other taxes, will be converted (if this amount is no less than the Minimum Annuitization Amount as shown in the Contract Specifications) to a fixed annuity payout option on the Annuity Date.
Additionally:
•	If you have a Non-Qualified Contract, your default Annuity Option will be Life with a ten year Period Certain; or

•	If you have a Qualified Contract, your default Annuity Option will be Life with five year Period Certain, or a shorter period certain as may be required by federal regulation. If you are married, different requirements may apply. Please contact your plan administrator for further information, if applicable.

•	If the amount is less than the Minimum Annuitization Amount as shown in the Contract Specifications, the entire amount will be distributed in one lump sum.
Application of Contract Value – Prior to the Annuity Date, you may elect to convert all or part of the Net Contract Value, less any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. The aggregate net amount you convert must be no less than the Minimum Annuitization Amount as shown in the Contract Specifications; otherwise, we reserve the right to terminate this Contract and pay a single amount equal to the withdrawal proceeds as determined under the Full Withdrawal provision. You may elect to have annuity payments made monthly, quarterly, semiannually, or annually. Regardless of the frequency of payments, the Minimum Annuity Payment that you may elect to receive is shown in the Contract Specifications. We reserve the right to reduce the frequency of payments or the period certain if the initial annuity payment is less than the Minimum Annuity Payment shown in the Contract Specifications. We reserve the right to pay the amount in a lump sum withdrawal if no annuity benefit equals or exceeds the Minimum Annuity Payment as shown in the Contract Specifications.
Subject to the Withdrawal Provisions, you may also elect a full withdrawal in lieu of annuity payments under an Annuity Option.
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If you convert only a portion of the Net Contract Value on the Annuity Date, you may, at that time, elect not to have the remainder of the Net Contract Value distributed, but instead to continue the Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value. All references in this Contract to the Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. The second Annuity Date may not be after the Annuitant’s 95th birthday. You should consult with your tax adviser for more information if you desire this option.
Your Selections – Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually.
The first annuity payment will be sent on the day following the Annuity Date and must be no less than the Minimum Annuity Payment shown in the Contract Specifications. We may reduce the payment frequency if the first annuity payment is less than the Minimum Annuity Payment shown in the Contract Specifications. If you elect annuity payments for a Period Certain Only, we also reserve the right to reduce the Period Certain to meet the first payment Minimum Annuity Payment as shown in the Contract Specifications.
Once annuity payments begin, no changes can be made to either the Annuity Option or the basis on which such payments are made, (a fixed annuity basis or variable annuity basis), no additional purchase payments will be accepted and no withdrawals will be allowed.
Fixed and Variable Annuities – You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose a combination of both. If you select a variable annuity, you may choose any Subaccounts for the annuity. If you select a variable annuity, on the Annuity Date, we will convert that portion of the Net Contract Value as it is currently allocated among the Subaccount(s). We will apply the net amount you convert to a fixed annuity and/or a variable annuity (and in this instance, to each Subaccount), based on the relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account.
Each periodic payment under the fixed annuity will be equal to the amount of the first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select. After the Annuity Date, you may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four (4) times in any twelve (12) month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges and to change the number of Subaccounts you may choose.
Amount of Payments – The first annuity payment amount depends on the Annuity Option, payment frequency, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s), unless unisex factors apply.
Fixed Annuity Payments – The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate of 1.00% and the Annuity 2000 Mortality Table with the ages set back ten (10) years.
Conversion to Current Rates – Annuity payments will be based on the greater of:
•	our current income factors in effect for this Contract on the Annuity Date; or

•	our guaranteed income factors set forth in this Contract.
The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.
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Variable Annuity Payments – Subaccount Annuity Units – For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount (the “Annuity Unit Value”) on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity Option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.
If variable annuity payments are selected by you, we will continue to assess fees and charges applicable to your contract including the Mortality and Expense Risk charge and the Administrative Fee as described in the Contract Specifications.
Subsequent Variable Payments – The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on the Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.
The smallest gross annual rate of return needed for the dollar amount of the variable annuity payments to not decrease is equal to the sum of the assumed interest rate (AIR) of 4.00% and all product fees and charges. The fees and charges would include the Mortality and Expense Risk charge and the Administrative Fee as shown in the Contract Specifications, as well as the fund level expenses.
Annuity Unit Value – The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C, where:
A — is the Subaccount’s Annuity Unit Value for that Subaccount as of the end of the prior Business Day;

B — is the Net Investment Factor for that Subaccount for that valuation period; and

C — is an interest factor to offset the effect of the assumed investment return which is built into the Annuity Option Tables.
We generally calculate the Annuity Unit Value of each Subaccount on each day the New York Stock Exchange is open, provided our administrative offices are also open that day.
We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.
Periodic Payments – The first payment under the Annuity Options will be determined on the Annuity Date and will be made on the day following the Annuity Date.
For a Beneficiary entitled to a death benefit due to the death of any Owner, or Annuitant in the case of a Non-Natural Owner, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the death and instructions regarding payment, (called the “Payment Start Date”), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.
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ANNUITY OPTIONS
The following Annuity Options are available under this Contract. Additional options may become available in the future:
Option 1: Life Only – Periodic payments are made to the designated payee during the Annuitant’s lifetime. Payments stop when the Annuitant dies.
Option 2: Life with Period Certain – Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed five (5) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is (1) living; or (2) an entity entitled to receive the remainder of guaranteed payments:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
If the Annuitant dies after all of the payments under the period certain have been paid, payments will stop when the Annuitant dies.
Additionally, if variable payments are elected under this option, you may redeem all remaining guaranteed payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed payments at the assumed investment return.
When a life settlement option with a period certain provides for installments of the same amount at some ages for a different period certain, we will deem an election to have been made for the longest period certain that could have been selected for such age and amount.
Option 3: Joint and Survivor Life – Periodic payments are made to the designated payee during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant. Variable annuity payments will be determined using 50% or 66-2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants have died.
Option 4: Period Certain Only – Periodic payments are made to the designated payee and are guaranteed for a specified period. You may choose to have payments guaranteed ten (10) through thirty (30) years (in full years only). Additional options may become available in the future.
If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is (1) living; or (2) an entity entitled to receive the remainder of the guaranteed payments:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
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Additionally, if variable payments are elected under this option, you may redeem all remaining guaranteed payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed payments at the assumed investment return.
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ANNUITY OPTION TABLES
Applicability of Rates – For the fixed Annuity Option, the Annuity Option Tables contained in the following pages illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied.
The tables also illustrate the minimum rates for the first monthly variable annuity payment per $1,000 of the net amount applied to the variable annuity payment option. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.
For some Qualified Plans and in some states, the use of sex-distinct income factors are prohibited. For those Qualified Plans, we use blended unisex income factors for life payment options for both male and female Annuitants.
Basis of Computations – The actuarial basis for the fixed Annuity Option Tables is the Annuity 2000 Mortality Table with the ages set back ten (10) years with an annual interest rate of 1.00%. The rates for variable annuity payments are based on an assumed investment return of 4.00% per year and the Annuity 2000 Mortality Table with the ages set back ten (10) years.
Rates Not Shown – Any rates and/or ages not shown in the tables contained in this Contract will be provided by the Company upon request.
Annuity benefits will not be less than those that would have been provided by the application of an amount to purchase any single premium immediate annuity offered by us at the time annuity payments commence to the same class of annuitants.
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ANNUITY TABLES
OPTIONS 1 AND 2 -
LIFE ONLY OR LIFE WITH GUARANTEED PERIOD CERTAIN OF 10 AND 20 YEARS

Fixed Annuity Rates
	Male at 1.00%			Female at 1.00%			Unisex at 1.00%
		Life with			Life with			Life with
		Guaranteed Period			Guaranteed Period			Guaranteed Period
	Life	Certain		Life	Certain		Life	Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	1.82	1.82	1.82	1.74	1.74	1.74	1.78	1.78	1.78
35	1.93	1.93	1.93	1.84	1.84	1.84	1.89	1.89	1.88
40	2.07	2.07	2.06	1.96	1.96	1.95	2.01	2.01	2.01
45	2.23	2.23	2.22	2.10	2.10	2.09	2.17	2.16	2.16
50	2.43	2.42	2.40	2.27	2.27	2.26	2.35	2.35	2.33
55	2.68	2.67	2.63	2.48	2.48	2.46	2.58	2.57	2.54
60	2.98	2.97	2.89	2.75	2.74	2.70	2.87	2.85	2.80
65	3.37	3.34	3.20	3.08	3.06	2.99	3.23	3.20	3.10
70	3.89	3.82	3.55	3.52	3.49	3.34	3.70	3.65	3.45
75	4.58	4.43	3.90	4.11	4.03	3.72	4.34	4.23	3.82
80	5.54	5.20	4.21	4.93	4.75	4.09	5.23	4.98	4.16
85	6.87	6.08	4.43	6.12	5.66	4.37	6.49	5.87	4.40
90	8.72	6.99	4.54	7.88	6.70	4.52	8.29	6.85	4.53
95	11.30	7.77	4.58	10.50	7.63	4.58	10.89	7.70	4.58

Variable Annuity Rates
	Male at 4.00%			Female at 4.00%			Unisex at 4.00%
		Life with			Life with			Life with
		Guaranteed Period			Guaranteed Period			Guaranteed Period
	Life	Certain		Life	Certain		Life	Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	3.65	3.64	3.64	3.58	3.58	3.57	3.61	3.61	3.60
35	3.73	3.73	3.72	3.65	3.65	3.64	3.69	3.69	3.68
40	3.84	3.83	3.82	3.74	3.73	3.73	3.79	3.78	3.77
45	3.97	3.97	3.94	3.85	3.84	3.83	3.91	3.91	3.89
50	4.15	4.14	4.10	3.99	3.99	3.97	4.07	4.06	4.04
55	4.38	4.36	4.29	4.18	4.17	4.13	4.28	4.27	4.22
60	4.67	4.64	4.52	4.42	4.40	4.34	4.55	4.52	4.44
65	5.05	4.99	4.80	4.74	4.70	4.60	4.90	4.85	4.70
70	5.56	5.44	5.10	5.16	5.10	4.90	5.36	5.28	5.00
75	6.27	6.04	5.41	5.75	5.63	5.24	6.01	5.83	5.33
80	7.25	6.77	5.67	6.57	6.32	5.57	6.91	6.54	5.62
85	8.61	7.60	5.86	7.79	7.19	5.81	8.20	7.40	5.83
90	10.52	8.44	5.96	9.60	8.16	5.94	10.05	8.30	5.95
95	13.16	9.16	5.99	12.30	9.03	5.99	12.73	9.09	5.99
10-2253

OPTION 3 — JOINT AND 50% SURVIVOR LIFE

		Primary Annuitant
		Male Age
		60		65		70		75		80		85
		1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Female Age	60	2.70	4.38	2.91	4.58	3.13	4.82	3.37	5.11	3.63	5.44	3.90	5.80
	65	2.78	4.44	3.02	4.67	3.28	4.94	3.57	5.27	3.88	5.63	4.20	6.04
	70	2.84	4.50	3.12	4.76	3.43	5.07	3.78	5.44	4.16	5.86	4.56	6.33
	75	2.89	4.55	3.20	4.84	3.57	5.19	3.99	5.62	4.46	6.12	4.95	6.67
	80	2.93	4.59	3.27	4.91	3.68	5.30	4.17	5.79	4.74	6.38	5.37	7.05
	85	2.95	4.62	3.31	4.96	3.76	5.39	4.32	5.94	5.00	6.63	5.79	7.44

		Primary Annuitant
		Unisex Age
		60		65		70		75		80		85
		1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Unisex Age	60	2.66	4.33	2.87	4.53	3.11	4.78	3.36	5.06	3.64	5.40	3.93	5.79
	65	2.72	4.38	2.97	4.61	3.24	4.89	3.55	5.21	3.88	5.59	4.23	6.03
	70	2.77	4.42	3.05	4.68	3.37	4.99	3.73	5.37	4.14	5.81	4.57	6.31
	75	2.80	4.46	3.11	4.75	3.47	5.09	3.90	5.52	4.40	6.03	4.94	6.63
	80	2.83	4.49	3.15	4.79	3.56	5.18	4.05	5.66	4.64	6.25	5.32	6.96
	85	2.84	4.51	3.18	4.83	3.61	5.24	4.16	5.78	4.84	6.45	5.66	7.29
Joint and 66 2/3% Survivor Life

		Primary Annuitant
		Male Age
		60		65		70		75		80		85
		1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Female Age	60	2.62	4.29	2.78	4.44	2.94	4.62	3.10	4.81	3.26	5.02	3.40	5.23
	65	2.72	4.37	2.92	4.56	3.12	4.77	3.33	5.00	3.53	5.24	3.72	5.50
	70	2.80	4.45	3.04	4.67	3.31	4.93	3.58	5.21	3.84	5.51	4.10	5.82
	75	2.86	4.51	3.15	4.77	3.47	5.08	3.82	5.43	4.18	5.81	4.53	6.20
	80	2.91	4.56	3.23	4.86	3.61	5.22	4.05	5.65	4.53	6.13	5.01	6.65
	85	2.94	4.60	3.29	4.93	3.72	5.34	4.24	5.84	4.85	6.45	5.50	7.12
10-2253

Joint and 100% Survivor Life

		Primary Annuitant
		Male Age
		60		65		70		75		80		85
		1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%	1.00%	4.00%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Female Age	60	2.47	4.11	2.55	4.19	2.62	4.26	2.67	4.31	2.70	4.35	2.72	4.37
	65	2.60	4.23	2.73	4.35	2.85	4.45	2.93	4.54	2.99	4.61	3.03	4.65
	70	2.71	4.34	2.90	4.50	3.08	4.66	3.22	4.80	3.33	4.92	3.41	5.01
	75	2.81	4.43	3.05	4.65	3.30	4.87	3.53	5.09	3.73	5.29	3.87	5.44
	80	2.87	4.51	3.16	4.77	3.49	5.07	3.83	5.38	4.15	5.69	4.41	5.96
	85	2.92	4.57	3.25	4.87	3.64	5.23	4.09	5.65	4.56	6.11	5.01	6.55
OPTION 4 — PERIOD CERTAIN ONLY
Monthly Income

Years	1.00% Fixed	4.00% Variable
10	8.75	10.06
11	7.99	9.31
12	7.36	8.69
13	6.83	8.17
14	6.37	7.72
15	5.98	7.34
16	5.63	7.00
17	5.33	6.71
18	5.05	6.44
19	4.81	6.21
20	4.59	6.00
21	4.40	5.81
22	4.22	5.64
23	4.05	5.49
24	3.90	5.35
25	3.76	5.22
26	3.64	5.10
27	3.52	5.00
28	3.41	4.90
29	3.31	4.80
30	3.21	4.72
10-2253

Pacific Life & Annuity Company ● [700 Newport Center Drive ● Newport Beach, CA 92660]
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Annuities Payable in Fixed and/or Variable Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating